MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH UTILITIES & TELECOMMUNICATIONS V.I. FUND

SERIES #13

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
9/28/2004	CPFL Energia	25,000	47,495,679	Goldman, Sachs & Co Merrill Lynch J.P. Morgan Securities Inc. Banc of America Securities LLC Legg Mason Wood Walker, ThinkEquity Partners LLC
10/25/2004	ENEL S.p.A.	40,000	1,000,000,000	Goldman Sachs International MEDIOBANCA Merrill Lynch Morgan Stanley Banco di Credito Finanziario S.p.A.
12/3/2004	Telus Corp	19,000	73,494,340

Merrill Lynch Canada Inc

Morgan Stanley & Co. Incorporated

RBC Dominion Securities Inc

CIBC World Markets Inc

Citigroup Global Markets Inc

Scotia Capitai Inc

TD Securities Inc

HSBC Securities (Canada) Inc

J.P. Morgan Securities Inc